Exhibit 10.21

PURCHASE AGREEMENT

between

CALIFORNIA MICRO DEVICES CORP.,

a California corporation

and

MICROCHIP TECHNOLOGY INCORPORATED,

a Delaware corporation

May 20, 2005

2000 W. 14th Street

Tempe, AZ

AGREEMENT OF PURCHASE AND SALE

SUMMARY OF CERTAIN TERMS

Effective Date:	The date upon which Seller and Buyer shall have both executed this Agreement.

Seller:	CALIFORNIA MICRO DEVICES CORP., a California corporation

Seller’s Address:

California Micro Devices Corp.

430 N. McCarthy Blvd. #100

Milpitas, CA 95035-5112

Attention: Robert V. Dickinson

Telephone: (408) 934-3172

Facsimile: (408) 263-7846

with copy to:

Pillsbury Winthrop LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Glenn Q. Snyder, Esq.

Telephone: (415) 983-1478

Facsimile: (415) 983-1200

Buyer:	MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation

Buyer’s Address:	Microchip Technology Incorporated 2355 West Chandler Boulevard Chandler, AZ 85224-6199 Attention: Mr. Robert J. Lloyd Telephone: (480) 792-7430 Facsimile: (480) 792-4203

With a copy to:	Microchip Legal Department 2355 West Chandler Boulevard Chandler, AZ 85224-6199 Telephone: (480) 792-7200 Facsimile: (480) 792-4112

Real Property:	2000 West 14th Street Tempe, Arizona 85281-6998

Purchase Price:	$1,900,000.00

Initial Deposit:	$50,000.00

Additional Deposit:	$50,000.00

Approval Period:	Twenty (20) days after the Effective Date

Title Company:	Chicago Title Insurance Company 788 Market Street Suite 1300 San Francisco, CA 94111

Closing Date:	Ten (10) days after the expiration of the Approval Period

Broker:	None

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Closing Cost Allocations:

Costs	Buyer	Seller
Title Insurance	Extended coverage and any endorsements	Standard portion of coverage
Escrow Fees	50%	50%
Broker’s Commissions:	N/A	N/A
Recording Fees	100% (Deed and new financing, if any)	(Only if required to release existing financing)
Survey Updates	100%	0%
State Transfer Taxes	N/A	N/A

The information provided in this summary of certain terms is provided as a convenience only. In the event of any conflict between any information contained herein and the Agreement, the Agreement shall control.

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ARTICLE 9 General		19
9.1	Notices	19
9.2	Attorneys’ Fees	20
9.3	Governing Law	21
9.4	Marketing	21
9.5	Construction	21
9.6	Terms Generally	21
9.7	Further Assurances	21
9.8	Partial Invalidity	21
9.9	Waivers	21
9.10	Miscellaneous	22

EXHIBITS
Exhibit A	Special Warranty Deed
Exhibit B	Bill of Sale
Exhibit C	Assignment of Lease
Exhibit D	Tenant Notice Letter
Exhibit E	Seller’s Closing Certificate
Exhibit F	Buyer’s Closing Certificate
Exhibit G	Certificate of Non-foreign Status
Exhibit H	Tenant Estoppel Certificate

SCHEDULES
Schedule 1	Title Commitment
Schedule 2	Excluded Personal Property
Schedule 3	Service Contracts
Schedule 4	List of Building, Engineering and Environmental Reports
Schedule 5	Seller Disclosures

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of May 20, 2005, by and between CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), and MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (“Buyer”).

W I T N E S S E T H:

In consideration of the covenants in this Agreement, Seller and Buyer agree as follows:

ARTICLE 1

Purchase and Sale

1.1 The Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, in accordance with this Agreement, all of Seller’s right, title and interest in and to the following property (collectively the “Property”):

(a) That certain real property commonly know as 2000 W. 14th Street, located in the City of Tempe, Maricopa County, Arizona, as more particularly described in the Commitment for Title Insurance (Escrow/Title No. 2500367) dated as of April 15, 2005 (the “Title Commitment”), prepared by the Title Company (defined below), a copy of which Title Commitment is attached hereto as Schedule 1, together with Seller’s interest in all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Real Property”).

(b) Seller’s interest in that certain lease between Seller and Hohokam III Developers, LLC (“Tenant”) dated January 9, 1999, pursuant to which Tenant leases 114 parking spaces located on the Real Property (the “Lease”);

(c) Except for those items described on Schedule 2 attached hereto, all tangible and intangible personal property owned by Seller, located on or in the Real Property and used in connection with the operation and maintenance of the Property (the “Personal Property”).

1.2 Approval Period.

(a) During the period from the date of this Agreement to 5 p.m., Pacific Standard Time, on the date that is twenty (20) days after the Effective Date (the “Approval Period”), Buyer shall in accordance with this section 1.2, in good faith and with diligence, at Buyer’s sole cost and expense, review and investigate the physical and environmental condition of the Property, the character, quality and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property and the Leases and the service contracts and agreements pertaining to the Property described in Schedule 3 attached hereto (the “Service Contracts”). Buyer shall be responsible for ordering and paying the cost of any survey of the Property (the “Survey”) that may be required by Buyer or its lender. Buyer shall determine whether or not the Property is acceptable to Buyer within the Approval Period. If, during the Approval Period, Buyer determines that the Property is not acceptable, Buyer shall have the right, by giving written notice to Seller on or before the last day of the Approval Period, to terminate this Agreement. If Buyer exercises the right to terminate this Agreement in accordance with this section 1.2, this Agreement shall terminate as of the date such termination notice is given by Buyer, in which event the Deposit (defined below) shall be returned to Buyer and neither party shall have any further obligations hereunder, except any obligations that expressly survive termination or this Agreement. If Buyer does not exercise the right to terminate this Agreement in accordance with this section 1.2, this Agreement shall continue in full force and effect, and Buyer shall have no further right to terminate this Agreement pursuant to this section 1.2.

(b) Within two (2) business days after the Effective Date, to the extent in Seller’s possession or control, Seller shall deliver to Buyer the following items (collectively the “Diligence Documents”):

(i) copies of all plans and specifications for the Property, logs and manuals for building equipment, if any, and governmental reports and permits that Seller has in Seller’s possession or control, without request to or investigation of third parties. Additionally, Seller shall permit Buyer to examine the structural, mechanical, electrical, plumbing, roof, foundation, soils and environmental condition of the Real Property, and Seller shall provide to Buyer copies of the materials described in Schedule 4 attached hereto.

(ii) copies of all the Leases and Service Contracts and all correspondence files relating to the foregoing.

(iii) copies of all of Seller’s books and records relating to the operation of the Property including, without limitation, the following documents that Seller has in its possession or control:

(A) copies of all certificates of occupancy, licenses, permits, authorizations, zoning letters and approvals required by law and issued by all governmental authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions);

(B) copies of each bill for current real estate, personal property and possessory interest taxes, water charges and other utilities;

(C) copies of all records and files relating to the operation and maintenance of the Property, including operating statements for the past three (3) years;

(D) copies of any surveys of the Real Property;

(E) copies of all contractors’, manufacturers’ and dealer warranties or guarantees relating to the Property;

(F) copies of all written notices of violations or alleged violations, if any, of all applicable laws, rules or regulations, including, without limitation, the Americans with Disabilities Act and zoning and environmental laws related to the Property;

(G) copies of any current open claims made on any insurance policies related to the Property; and

(H) copies of all utilities bills related to the Property for the past two (2) years.

(c) Notwithstanding anything to the contrary herein, Seller shall not be required to provide, copy or make available to Buyer (and the Diligence Documents shall not include) any internal memoranda pertaining to valuation or financial issues or analysis, information which is subject of a confidentiality agreement between Seller and a third party, appraisals and valuation reports and similar information or information covered by attorney-client privilege. Buyer acknowledges that the materials relating to the Property to be furnished by Seller to Buyer contain confidential and proprietary information. Buyer agrees to keep all such information confidential and not to disclose any such information to any third party except to the extent necessary to carry out the responsibilities of Buyer pursuant to this section 1.2 or to obtain financing for the Property (including Buyer’s attorneys, accountants and employees; provided that Buyer shall be obligated to ensure such information remains confidential). If Buyer exercises the right to terminate this Agreement in accordance with this section 1.2, Buyer shall, within five (5) days after the termination date, return to Seller all copies of all materials relating to the Property theretofore furnished by Seller. No representation or warranty in respect of any documents, reports, studies, information or other materials (including the accuracy or completeness thereof) is or shall be deemed to be made or provided by Seller relating thereto or to the Property or otherwise, and Buyer hereby acknowledges that no representations or warranties, either express or implied, were made by Seller (other than as expressly set forth in this Agreement or the documents and instruments executed by Seller in connection with this Agreement) with respect to any of the foregoing. To the extent any person or entity, other than Seller as expressly set forth herein, including any surveyors, appraisers, title agents, tenants, escrow agent, attorneys, engineering consultants or environmental consultants, made any representations or warranties (other than as expressly set forth in section 5.1) or any other statements (verbal or written) to Buyer, or provided any documents, reports, studies, information or other materials, Buyer acknowledges it shall have no claim or right of action against Seller arising therefrom, nor any right to rescind or revoke this Agreement on account thereof.

(d) Buyer shall indemnify and defend Seller and Seller Parties (as defined herein) against and hold Seller and Seller Parties (as defined herein) harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Claims”), arising from any entry on the Property prior to the Closing Date or termination of this Agreement, whichever occurs first, by Buyer or any of Buyer’s representatives, except to the extent that such Claims arise or result solely from the gross negligence or willful misconduct of Seller or Seller Parties. The foregoing indemnity shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement. If this Agreement is terminated for any reason other than Seller’s default and Seller, at Seller’s option, requests any reports relating to the Property provided to Buyer by third parties (“Buyer Reports”), Buyer shall deliver such Buyer Reports to Seller without representation or warranty of any kind, express or implied, provided that Seller reimburses Buyer for the reasonable, out-of-pocket, third-party costs thereof. Notwithstanding anything to the contrary herein, Buyer shall not be required to provide, copy or make available to Seller any internal memoranda pertaining to valuation or financial issues or analysis, information which is subject of a confidentiality agreement between Buyer and a third party, appraisals and valuation reports and similar information or information covered by attorney-client privilege.

(e) Intentionally Omitted.

(f) Buyer, by giving notice to Seller on or before the expiration of the Approval Period, may object to any title exception in the Title Commitment or any matter shown on the Survey. Buyer, by giving notice to Seller on or before the date that is three (3) business days after the discovery thereof, may object to any title exception in any update to the Title Commitment or any matter shown on any update to the Survey or new survey received after the expiration of the Approval Period. Buyer shall be deemed to have approved title to the Property as shown in the Title Commitment, as updated and the Survey, or any updates or new surveys, unless Buyer objects to any title exception or survey matter in accordance with this section 1.2. If Buyer makes any such objection, Seller may, by giving notice to Buyer on or before the date that is three (3) business days after Buyer’s objection notice, elect either to remove such objections or not to remove such objections. In the event that Seller fails to notify Buyer of its election within such three (3) business day period, Seller shall be deemed to have elected not to remove any such objection. If Seller elects to remove any such objection, Seller shall remove the title exception or survey matter in question on or before the Closing Date (defined below). If Seller elects (or is deemed to have elected) not to remove any such objection, Buyer shall have the right, by giving notice to Seller on or before the date that is three (3) business days after Seller’s election not to cure (or deemed election not to cure), either to terminate this Agreement (in which case the Deposit (as defined below) shall be returned to Buyer) or to withdraw such objection and accept title to the Property subject to the title exception or survey matter in question. If Buyer does not exercise the right to terminate this Agreement in accordance with this section 1.2, Buyer shall be deemed to have approved title to the Property subject to the title exception or survey matter in question and to have withdrawn such objection. If necessary as a result of Buyer’s objection to title matters not shown on the updates to the Title Commitment or Survey until after the expiration of the Approval Period, the Closing Date shall be postponed until Buyer’s right to terminate this Agreement has expired or by Seller for up to ten (10) business days as Seller may deem necessary to remove such objection.

(g) Buyer acknowledges and agrees that any and all inspections of the Property shall be conducted in a manner not unreasonably disruptive to Seller, or any tenants or occupants of the Property, or to the operation of the Property. Seller shall make Seller’s representatives, contractors, building engineers, leasing agents and property managers (and their employees) available to Buyer at times and frequencies reasonably sufficient to allow Buyer to conduct its due diligence prior to the end of the Approval Period. Seller shall have the right to have a representative present during any due diligence investigations conducted by Buyer at the Property, including any tenant interviews. In the event Buyer or any of Buyer’s representatives desire to conduct any physically intrusive due diligence, such as sampling of soils, inspection of building materials, roof inspections, drilling wells or the like, Buyer shall identify in writing exactly what procedures such party desires to perform and the identity of the contractor or consultant which will perform such work and request Seller’s express prior written consent thereto, which consent may be given or withheld in Seller’s sole and absolute discretion. Upon receipt of Seller’s written consent, Buyer and/or Buyer’s representatives, as applicable, shall perform any and all due diligence strictly in compliance with the agreed upon procedures and with any and all laws, ordinances, rules, regulations, permits and licenses applicable to the Property.

(h) Seller shall provide Buyer with copies of Service Contracts, if any, but Buyer acknowledges that Seller shall terminate all Service Contracts at or prior to Closing, and no Service Contracts will be assigned to Buyer at Closing.

ARTICLE 2

Purchase Price

2.1 Amount and Payment. The total purchase price for the Property (the “Purchase Price”) shall be One Million Nine Hundred Thousand Dollars ($1,900,000.00). At the Closing on the Closing Date, Buyer shall pay the total purchase price for the Property to Seller in cash in immediately available funds, subject to adjustments as provided in section 8.4.

2.2 Intentionally Omitted.

2.3 Deposit.

Within two (2) business days after the Effective Date, Buyer shall deposit the sum of Fifty Thousand Dollars ($50,000.00) (together with all interest earned thereon, the “Initial Deposit”) in cash in immediately available funds in escrow with Chicago Title Insurance Company, 788 Market Street, San Francisco, CA 94111; Att’n: Nicki Carr; Tel: (415) 788-0871 (the “Title Company”). If, pursuant to section 1.2 above, Buyer does not deliver a termination notice to Seller prior to the expiration of the Approval Period, then within two (2) business days after the expiration of the Approval Period, Buyer shall deposit an additional sum of Fifty Thousand Dollars ($50,000.00) (together with all interest earned thereon, the “Additional Deposit”) in cash in immediately available funds in escrow with the Title Company. The Initial Deposit and the Additional Deposit (collectively, the “Deposit”) shall be held by the Title Company in an interest-bearing account designated in writing by Buyer and approved in writing by Seller. If Seller and Buyer complete the purchase and sale of the Property in accordance with this Agreement, the Deposit shall be applied to payment of the total purchase price for the Property in accordance with section 2.1 hereof. If Buyer exercises the right to terminate this Agreement in accordance with section 1.2 hereof, or if the purchase and sale of the Property is not completed and this Agreement terminates for any reason other than a material default by Buyer under or a material breach by Buyer of this Agreement, then (i) the Deposit shall be returned to Buyer upon such termination of this Agreement and (ii) if requested by Seller, Buyer shall provide Seller with original and copies of all studies, tests, reports and other documents or materials relating to the Property prepared, conducted or made by, for or on behalf of Buyer in accordance with section 1.2(d).

2.4 Intentionally Omitted.

2.5 Seller Default. Seller and Buyer agree that, if the purchase and sale of the Property is not completed in accordance with this Agreement because Seller defaults under or materially breaches this Agreement, Buyer shall be entitled, as Buyer’s sole remedy to either (i) terminate this Agreement and upon termination the Deposit shall be paid to Buyer, and Seller shall reimburse Buyer for its reasonable out-of-pocket attorneys’ fees and third party expenses incurred in connection with Buyer’s inspections of the Property within thirty (30) days after Seller’s receipt of copies of invoices from such third parties, or (ii) demand and have specific performance of this Agreement, and Seller shall reimburse Buyer for its reasonable attorney’s fees incurred in enforcing a specific performance action within thirty (30) days after Seller’s receipt of copies of invoices from Buyer’s attorneys; provided, however, if specific performance is unavailable because of an act or omission by Seller, Buyer shall be entitled to pursue an action against Seller for actual damages.

ARTICLE 3

Completion of Sale

3.1 Place and Date. The purchase and sale of the Property shall be completed in accordance with Article 8 hereof (the “Closing”). The Closing shall occur through escrow with the Title Company on the date that is ten (10) days after the expiration of the Approval Period (the “Closing Date”), or at such other place or on such other date as Seller and Buyer agree in writing. Prior to the Closing Date, Seller and Buyer each shall give appropriate written escrow instructions, consistent with this Agreement, to the Title Company for the Closing in accordance with this Agreement and upon giving such instructions such party need not be physically present at the Closing.

ARTICLE 4

Title and Condition

4.1 Title to the Property. Seller shall convey to Buyer fee title to the Real Property, by a duly executed and acknowledged deed (the “Deed”) in the form of Exhibit A attached hereto, free and clear of liens, encumbrances, leases, easements, restrictions, rights, covenants and conditions, except the following (the “Permitted Exceptions”): (a) the matters shown as exceptions in the Title Commitment, or any updates thereto and approved (or deemed to be approved) by Buyer pursuant to section 1.2 hereof, (b) the Lease, (c) matters shown by a correct survey of the Property or a physical inspection of the Property and approved (or deemed to be approved) by Buyer pursuant to section 1.2 hereof, and (d) any other matters created, permitted or approved by Buyer.

4.2 Personal Property. Seller shall transfer all of Seller’s title to the Personal Property to Buyer, by a duly executed Bill of Sale (the “Bill of Sale”) in the form of Exhibit B attached hereto.

4.3 Lease. Seller shall assign good title to Seller’s interest in the Lease to Buyer and Buyer shall assume the Lease, by a duly executed Assignment and Assumption of Lease (the “Assignment of Lease”) in the form of Exhibit C attached hereto. Seller shall use commercially reasonable efforts to deliver to Buyer executed tenant estoppel certificates substantially in form and substance to Exhibit H attached hereto from Tenant (the “Tenant Estoppel Certificate”); provided that delivery of the Tenant Estoppel Certificate shall not be a condition of the Closing.

4.4 Intentionally Omitted.

4.5 Acceptance of Title. Buyer’s acceptance of the Deed from Seller for the Real Property at the Closing on the Closing Date and the Title Company’s commitment to issue the Title Policy (defined below) to Buyer on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement and shall discharge in full Seller’s obligations under section 4.1 hereof with respect to title to the Real Property.

4.6 “AS IS” Sale

(a) During the Approval Period:

(i) Buyer shall conduct all such inspections, investigations, tests, analyses, appraisals and evaluations of the Property (including for Hazardous Materials, as defined below) as Buyer considers necessary or appropriate (all of such inspections, investigations and reports being herein collectively called the “Investigations”).

(ii) Seller shall make available to Buyer, and otherwise allow Buyer access to, the Diligence Documents pursuant to section 1.2 hereof.

(b) Buyer represents to Seller that it is experienced in the acquisition of real property similar to the Real Property and that Buyer recognizes the risks of acquiring and owning the Property and that this Agreement is intended to allocate the costs of certain risks between Buyer and Seller pursuant to the terms hereof.

(c) Prior to Closing Buyer shall review, examine, evaluate and verify all Diligence Documents and the results of the Investigations to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate and:

(i) shall be familiar with the physical condition of the Property;

(ii) shall have completed its due diligence with respect to the Property and the Diligence Documents to its satisfaction;

(iii) shall be acquiring the Property based exclusively upon Seller’s warranties (as defined below) and upon its own investigations and inspections of the Property and the Diligence Documents; and

(iv) shall be represented by advisors and consultants (including legal counsel) of its choice in the transaction contemplated by this Agreement.

(d) EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROPERTY IS BEING SOLD, AND BUYER IS ACCEPTING POSSESSION OF THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING AND SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THE DOCUMENTS AND INSTRUMENTS EXECUTED BY SELLER AT CLOSING (HEREIN COLLECTIVELY CALLED THE “SELLER’S WARRANTIES”). EXCEPT FOR SELLER’S WARRANTIES, NONE OF SELLER, ITS COUNSEL OR BROKERS, NOR ANY PARTNER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL OR BROKER NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALLED THE “SELLER PARTIES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO BUYER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE DOCUMENTS (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF THE INVESTIGATIONS.

(e) AT CLOSING BUYER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT TESTING AND INSPECTIONS TO CONFIRM INDEPENDENTLY ALL INFORMATION THAT BUYER CONSIDERS MATERIAL TO ITS PURCHASE OF THE PROPERTY OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SELLER’S WARRANTIES, BUYER IS NOT RELYING ON (AND SELLER AND EACH OF THE OTHER SELLER PARTIES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OTHER SELLER PARTY, AS TO: (i) THE OPERATION OF THE PROPERTY OR THE INCOME POTENTIAL, USES, OR MERCHANTABILITY OR FITNESS OR ANY PORTION OF THE PROPERTY FOR A PARTICULAR PURPOSE; (ii) THE PHYSICAL CONDITION WHETHER VISIBLE OR NOT, OF THE PROPERTY OR THE CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING, VENTILATING AND AIR CONDITIONING, LIFE SAFETY, BUILDING MANAGEMENT, VERTICAL TRANSPORTATION, AND ELECTRICAL SYSTEMS, ROOFING, FOUNDATIONS, SOILS AND GEOLOGY, INCLUDING HAZARDOUS MATERIALS, LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON FOR A PARTICULAR PURPOSE; (iii) THE PRESENCE OR ABSENCE, LOCATION OR SCOPE OF ANY HAZARDOUS MATERIALS IN, AT, OR UNDER THE PROPERTY; (iv) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER; (v) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (vi) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE MUNICIPAL, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES; (vii) THE ACCURACY OF ANY STATEMENTS, CALCULATIONS OR CONDITIONS STATED OR SET FORTH IN

SELLER’S BOOKS AND RECORDS CONCERNING THE PROPERTY OR SET FORTH IN ANY OF SELLER’S OFFERING MATERIALS WITH RESPECT TO THE PROPERTY; (viii) THE DIMENSIONS OF THE PROPERTY OR THE ACCURACY OF ANY FLOOR PLANS, SQUARE FOOTAGE, LEASE ABSTRACTS, SKETCHES, REVENUE OR EXPENSE PROJECTIONS RELATED TO THE PROPERTY; (ix) THE OPERATING PERFORMANCE, THE INCOME AND EXPENSES OF THE PROPERTY OR THE ECONOMIC STATUS OF THE PROPERTY; (x) THE ABILITY OF BUYER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR BUYER’S INTENDED USE AND DEVELOPMENT OF THE PROPERTY OR ANY OF THE DOCUMENTS; (xi) THE LEASING STATUS OF THE PROPERTY OR THE INTENTIONS OF ANY PARTIES WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE FOR ANY PORTION OF THE PROPERTY; AND (xii) SELLER’S OWNERSHIP OF ANY PORTION OF THE PROPERTY.

(f) EXCEPT TO THE EXTENT SET FORTH IN SELLER’S WARRANTIES, NEITHER SELLER NOR ANY SELLER PARTY IS UNDER ANY DUTY (AND BUYER HEREBY RENOUNCES ANY DUTY OF SELLER OR ANY SELLER PARTY) TO MAKE ANY AFFIRMATIVE DISCLOSURES OR INQUIRY REGARDING ANY MATTER RELATING TO THE PROPERTY THAT MAY OR MAY NOT BE KNOWN TO SELLER OR ANY SELLER PARTY.

(g) BUYER, FOR BUYER AND BUYER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER AND SELLER PARTIES, AND THEIR SUCCESSORS AND ASSIGNS FROM, AND WAIVES ALL CLAIMS AND LIABILITY, INCLUDING ENVIRONMENTAL LIABILITY (DEFINED BELOW), AGAINST SELLER AND SELLER PARTIES, AND THEIR SUCCESSORS AND ASSIGNS FOR OR ATTRIBUTABLE TO THE FOLLOWING:

(i) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY THEM TO BUYER OR ITS AGENTS OR REPRESENTATIVES RELATING TO THE PROPERTY, EXCEPT FOR SELLER’S WARRANTIES; AND

(ii) ANY STRUCTURAL, PHYSICAL OR ENVIRONMENTAL CONDITION AT THE PROPERTY, INCLUDING, CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON ENVIRONMENTAL LAW (DEFINED BELOW); PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT APPLY TO ANY CLAIMS OR LIABILITIES RELATING TO THE ENVIRONMENTAL CONDITION AT THE PROPERTY, OR THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON ENVIRONMENTAL LAW, BUT ONLY TO THE EXTENT THAT SUCH ENVIRONMENTAL CONDITION, OR THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS, OR THE BASIS FOR ANY CLAIMS OR CAUSES OF ACTION BASED UPON ENVIRONMENTAL LAW OCCURRED OR AROSE PRIOR TO THE CLOSING DATE.

(h) AFTER CLOSING, AS BETWEEN BUYER AND SELLER, THE RISK OF LIABILITY OR EXPENSE FOR ENVIRONMENTAL LIABILITIES, EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES ARISE FROM EVENTS BEFORE CLOSING, WILL BE THE SOLE RESPONSIBILITY OF BUYER. ONCE CLOSING HAS OCCURRED, BUYER RELEASES SELLER FROM LIABILITY FOR ANY LATENT DEFECTS AND FROM ANY LIABILITY FOR ENVIRONMENTAL LIABILITIES (EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES ARISE FROM EVENTS BEFORE CLOSING) AFFECTING THE PROPERTY, INCLUDING LIABILITY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (CERCLA), THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA), AND ANY OTHER ENVIRONMENTAL LAWS. BUYER RELEASES SELLER FROM ANY LIABILITY FOR ENVIRONMENTAL LIABILITIES (EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES ARISE FROM EVENTS BEFORE CLOSING) AFFECTING THE PROPERTY ARISING AS THE RESULT OF SELLER’S OWN NEGLIGENCE OR THE NEGLIGENCE OF SELLER’S REPRESENTATIVES. EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES ARISE FROM EVENTS BEFORE CLOSING, BUYER RELEASES SELLER FROM ANY LIABILITY FOR ENVIRONMENTAL LIABILITIES AFFECTING THE PROPERTY ARISING AS THE RESULT OF THEORIES OF PRODUCTS LIABILITY AND STRICT LIABILITY, OR UNDER NEW LAWS OR CHANGES TO EXISTING LAWS ENACTED AFTER THE DATE OF THIS AGREEMENT THAT WOULD OTHERWISE IMPOSE ON SELLERS IN THIS TYPE OF TRANSACTION NEW LIABILITIES FOR ENVIRONMENTAL LIABILITIES AFFECTING THE PROPERTY. NOTHING HEREIN SHALL BE DEEMED TO BE AN ASSUMPTION BY BUYER OF, OR RELEASE SELLER, FROM ANY LIABILITY SELLER MAY HAVE TO ANY GOVERNMENTAL AUTHORITY OR ANY THIRD PARTY.

(i) This section 4.6 shall survive the Closing.

4.7 Environmental Definitions. As used herein “Environmental Law” means any international, federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in existence as of the Closing Date, relating to or regulating human health or safety, or industrial hygiene or environmental conditions or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990 and any state laws implementing the foregoing federal laws. As used herein “Environment Liability” means any claim, demand, order, suit, obligation, liability, cost (including, the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including attorneys’ and consultants’ fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Property or to this Agreement or its subject matter, in each case, whether arising or incurred before, on or after the Closing Date. As used herein

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law or any Mold or Mold Condition. As used herein “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Materials into or through soil, surface water or groundwater. As used herein “Mold” means mold, mildew, fungus or other potentially dangerous organisms. As used herein “Mold Condition” means the presence of Mold or any condition(s) that reasonably can be expected to indicate the presence of Mold, including observed discoloration of walls, ceilings or floors, complaints received within the last one (1) year of respiratory ailment or eye irritation by employees or any other occupants or invitees in the Property or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.

ARTICLE 5

Representations and Warranties

5.1 Seller. The representations and warranties of Seller in this section 5.1 and in Seller’s Closing Certificate (defined below) are a material inducement for Buyer to enter into this Agreement. Buyer would not purchase the Property from Seller without such representations and warranties of Seller. Such representations and warranties shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “Survival Period”), at which time such representations and warranties shall terminate. Except as disclosed on Schedule 5 attached hereto, Seller represents and warrants to Buyer as of the date of this Agreement as set forth below in this section 5.1.

(a) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to do business and is in good standing in the State of Arizona. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(b) Except as set forth on Schedule 5 attached hereto, to Seller’s knowledge, Seller has received no written notice, citation or other claim alleging any violation of any law, statute, rule, regulation, ordinance, covenant, condition or restriction relating to the Real Property, or any proposed condemnation or exercise of eminent domain proposed or pending with respect to the Real Property.

(c) To Seller’s knowledge and except for office and janitorial supplies typically used in class A office buildings, and except as set forth in the documents set forth on Schedule 4: no Hazardous Materials are present in, on or under the Real Property, and there is no present Release or threatened Release of any Hazardous Material in, on or under the Real Property. To

Seller’s knowledge, no underground storage tanks of any kind are located in the Real Property. To Seller’s knowledge, the operation and use of the Real Property is in material compliance with applicable Environmental Law.

(d) The Lease is the only agreement between Seller and any third parties with respect to the occupancy of the Property. To Seller’s knowledge, as of the Effective Date, no written notice of default has been given or received under the Lease.

(e) To Seller’s knowledge, Seller has received no written notice that there is any litigation, arbitration or other legal or administrative suit, action or proceeding pending against Seller relating to the Real Property or any part thereof that would materially affect the value of the Real Property or Seller’s ability to transfer the Real Property as contemplated by this Agreement. To Seller’s knowledge, Seller has received no written notice that there is any general plan, land use or zoning action or proceeding, or general or special assessment action or proceeding, or condemnation or eminent domain action or proceeding pending with respect to the Real Property or any part thereof.

(f) The list of Service Contracts described in Schedule 3 attached hereto is a complete list of all of the Service Contracts affecting the Property as of the date hereof. To Seller’s knowledge, as of the Effective Date, no written notice of default has been given or received under any of the Service Contracts.

(g) To Seller’s knowledge, Seller has not been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(h) Seller is not a “foreign person” as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

(i) Seller has not dealt with any real estate broker or finder in connection with the sale of the Property to Buyer or this Agreement.

(j) To Seller’s knowledge, Seller is not withholding any adverse information about the Property from Buyer.

As used herein, “to Seller’s knowledge,” “to the knowledge of Seller” and similar phrases shall mean to the current actual knowledge of Mr. Ian Elder, Mr. Robert Dickinson (President and CEO), and Mr. R. Gregory Miller (Vice President Finance and CFO) only, without duty of independent investigation or inquiry.

5.2 Buyer. The representations and warranties of Buyer in this section 5.2 and in Buyer’s Closing Certificate (defined below) are a material inducement for Seller to enter into this Agreement. Seller would not sell the Property to Buyer without such representations and warranties of Buyer. Such representations and warranties shall survive the Closing for the Survival Period, at which time such representations and warranties shall terminate. Buyer represents and warrants to Seller as of the date of this Agreement as set forth below in this section 5.2.

(a) Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business and is in good standing in the State of Arizona. Buyer has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents or approvals have been duly obtained or will be obtained. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(b) Buyer has not dealt with any real estate broker or finder in connection with the purchase of the Property from Seller or this Agreement.

ARTICLE 6

Covenants

6.1 Seller. Seller covenants and agrees with Buyer as follows:

(a) Between the date of this Agreement and the Closing Date, Seller shall not execute any new lease or any contract affecting the Real Property or amend, modify, renew or extend the Lease or any of the Service Contracts in any material respect, or to terminate the Lease, without the prior approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Seller will not be obligated to obtain Buyer’s written approval if Seller is contractually obligated to take such action under the terms of any such Contract. Between the date of this Agreement and the Closing Date, Seller shall manage, operate, maintain and repair the Real Property and the Personal Property in the ordinary course of business in accordance with sound property management practice, keep the Real Property and the Personal Property in good repair and working order, promptly give Buyer copies of written notices received by Seller asserting any material breach or default under the Lease or the Service Contracts or any material violation of any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property, and perform when due Seller’s obligations under the Lease and the Service Contracts in accordance with the Lease and the Service Contracts and all applicable laws. Between the date of this Agreement and the Closing Date, Seller shall keep or cause to be kept in force property insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property insuring against risks of physical loss or damage, subject to standard exclusions, with such policy limits as Seller determines are prudent in the exercise of sound property management practices.

(b) Notwithstanding anything to the contrary herein, Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, that may be suffered or incurred by Buyer (i) if any representation or warranty made by Seller in section 5.1 hereof or in Seller’s Closing Certificate was untrue or incorrect in any material respect when made or that may be caused by any breach by Seller of any such representation or warranty, or (ii) or that arise due to the environmental condition at the Property, or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon Environmental Law, but only to the extent that such environmental condition, or the presence, discovery or removal of any Hazardous Materials, or the basis for any claims or causes of action based upon Environmental Law occurred or arose prior to the Closing Date. Notwithstanding the foregoing, Buyer shall not have the right to enforce any claim, nor shall Seller be liable in any way to Buyer, for a breach of a representation or warranty of Seller if the breach in question results from or is based on a condition, state of facts or other matter of which Buyer had knowledge prior to the Closing. Furthermore, Seller shall have no liability to Buyer for a breach of any representation or warranty made by Seller under section 5.1 hereof or in Seller’s Closing Certificate unless written notice containing a description of the specific nature of such breach has been given by Buyer to Seller and Buyer shall have commenced an action against Seller with respect to such breach prior to the date that is six (6) months after the expiration of the Survival Period. Furthermore, no claim for breach of any representation or warranty of Seller shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than Twenty-five Thousand Dollars ($25,000), in which event the full amount of such claims shall be actionable. In no event shall the aggregate liability of Seller to Buyer by reason of a breach of one or more of Seller’s representations exceed the sum of Three Hundred Thousand Dollars ($300,000). Notwithstanding the foregoing, Buyer’s claims pursuant to subclause (ii) above shall not be limited by the restriction on the timing of an action or the dollar amount cap for such liability.

6.2 Buyer. Buyer covenants and agrees with Seller as follows:

(a) Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, that may be suffered or incurred by Seller if any representation or warranty made by Buyer in section 5.2 hereof or in Buyer’s Closing Certificate was untrue or incorrect in any material respect when made or that may be caused by any breach by Buyer of any such representation or warranty.

(b) Except for liabilities retained or incurred by Seller hereunder, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective officers, directors, employees and agents from and against all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements based upon, arising out of, in connection with or relating to the Property.

6.3 Casualty Damage. If, before the Closing Date, the improvements on the Property are damaged by any insured casualty and the cost to restore such improvements, as reasonably determined by Buyer, is more than Two Hundred Thousand Dollars ($200,000), Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the occurrence of such casualty to Buyer, to terminate this Agreement, in which event this Agreement shall terminate. If, before the Closing Date, the improvements on the Property are damaged by any casualty not covered by insurance and the cost to restore such improvements, as reasonably determined by Seller and Buyer, is more than Fifty Thousand Dollars ($50,000), Seller and Buyer each shall have the right, by giving notice to the other within thirty (30) days after Seller gives notice of the occurrence of such casualty to Buyer, to terminate this

Agreement, in which event this Agreement shall terminate. If, before the Closing Date, the improvements on the Property are damaged by any insured casualty and the cost to restore such improvements, as reasonably determined by Buyer, is Two Hundred Thousand Dollars ($200,000) or less, or the improvements on the Property are damaged by any casualty not covered by insurance and the cost to restore such improvements, as reasonably determined by Seller and Buyer, is Fifty Thousand Dollars ($50,000) or less, or either Seller or Buyer has the right to terminate this Agreement pursuant to either of the preceding sentences but neither Seller nor Buyer exercises such right, then this Agreement shall remain in full force and effect and, on the Closing Date, any insurance proceeds (or, if not theretofore received, the right to receive such proceeds) payable to Seller on account of the damage shall be transferred to Buyer and the amount of any deductible under Seller’s insurance policy to the extent of the restoration cost as reasonably determined by Seller and Buyer (or, in the case of an uninsured casualty, the restoration cost as reasonably determined by Seller and Buyer) shall be a credit to Buyer against the total purchase price for the Property. Seller shall give notice to Buyer reasonably promptly after the occurrence of any damage to the improvements on the Property by any casualty. If necessary, the Closing Date shall be postponed until Seller has given any notice to Buyer required by this section 6.3 and the period of thirty (30) days described in this section 6.3 has expired, and the restoration cost has been determined by Seller and Buyer.

6.4 Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable to Seller on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer reasonably promptly after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If necessary, the Closing Date shall be postponed until Seller has given any notice to Buyer required by this section 6.4 and the period of thirty (30) days described in this section 6.4 has expired. For purposes of this section 6.4, a “material part of the Property” shall mean a part of the Property that would materially impair access to the Property or would result in decrease the value of the Property by, ten percent (10%) of the Purchase Price or more.

ARTICLE 7

Conditions Precedent

7.1 Seller. The obligations of Seller under this Agreement are subject to satisfaction of all of the conditions set forth in this section 7.1. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Seller of any of its rights or remedies if Buyer defaults in the performance of any covenant or agreement to be performed by Buyer under this Agreement or if Buyer breaches any representation or warranty made by Buyer in section 5.2 hereof or in Buyer’s Closing Certificate. If any condition set forth in this section 7.1 is not fully satisfied or waived in writing by Seller, this Agreement shall terminate, but without releasing Buyer from liability if Buyer defaults in the performance of any such covenant or agreement to be performed by Buyer or if Buyer breaches any such representation or warranty made by Buyer before such termination.

(a) On the Closing Date, Buyer shall not be materially in default in the performance of any material covenant to be performed by Buyer under this Agreement.

(b) On the Closing Date, all representations and warranties made by Buyer in section 5.2 hereof shall be true and correct in all material respects as if made on and as of the Closing Date and Seller shall have received a Buyer’s Closing Certificate (“Buyer’s Closing Certificate”) in the form of Exhibit E attached hereto, certifying to Seller that all of Buyer’s representations and warranties are true and correct on and as of the Closing Date, with only such exceptions (other than material adverse exceptions) as are necessary to reflect facts or circumstances arising between the date of this Agreement and the Closing Date that would make any such representation or warranty untrue or incorrect on and as of the Closing Date.

(c) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted against Buyer that challenges the validity or legality of any of the transactions contemplated by this Agreement.

(d) On or before the expiration of the Approval Period, Seller shall have received approval from its Board of Directors for the transactions contemplated by this Agreement.

7.2 Buyer. The obligations of Buyer under this Agreement are subject to satisfaction of all of the conditions set forth in this section 7.2. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Buyer of any of its rights or remedies if Seller defaults in the performance of any covenant or agreement to be performed by Seller under this Agreement or if Seller breaches any representation or warranty made by Seller in section 5.1 hereof or in Seller’s Closing Certificate. If any condition set forth in this section 7.2 is not fully satisfied or waived in writing by Buyer, this Agreement shall terminate, but without releasing Seller from liability if Seller defaults in the performance of any such covenant or agreement to be performed by Seller or if Seller breaches any such representation or warranty made by Seller before such termination.

(a) On the Closing Date, Seller shall not be materially in default in the performance of any material covenant to be performed by Seller.

(b) On the Closing Date, all representations and warranties made by Seller in section 5.1 hereof shall be true and correct in all material respects as if made on and as of the Closing Date and Buyer shall have received a Seller’s closing certificate (“Seller’s Closing Certificate”) in the form of Exhibit F attached hereto, certifying to Buyer that all of Seller’s representations and warranties are true and correct on and as of the Closing Date, with only such exceptions (other than material adverse exceptions) as are necessary to reflect facts or circumstances arising between the date of this Agreement and the Closing Date that would make any such representation or warranty untrue or incorrect on and as of the Closing Date; provided that if Seller’s Closing Certificate includes any material adverse exceptions, Seller shall have the right, but not the obligation, upon written notice to Buyer, to postpone the Closing Date for up to thirty (30) days and to take any action available to Seller that Seller deems appropriate to allow Seller to deliver Seller’s Closing Certificate at the Closing (as so postponed) without material adverse exception. If requested, Buyer shall cooperate in good faith with Seller in connection therewith. For purposes of this section 7.2(b), “material” shall mean any matter that would result in damages of, or decrease the value of the Property by, ten percent (10%) of the Purchase Price or more.

(c) On the Closing Date, the Title Company shall have committed to issue to Buyer an American Land Title Association extended coverage Owner’s Policy of title insurance, with liability equal to the total purchase price for the Property, insuring Buyer that fee title to the Property is vested in Buyer subject only to the Permitted Exceptions (the “Title Policy”).

(d) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted against Seller that challenges the validity or legality of any of the transactions contemplated by this Agreement.

(e) On or before the expiration of the Approval Period, Buyer shall have received approval from its Board of Directors for the transactions contemplated by this Agreement.

ARTICLE 8

Closing

8.1 Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date:

(a) The Deed for the Real Property, duly executed and acknowledged by Seller, shall be released for recording in the Official Records for Maricopa County, Arizona.

(b) Seller shall date as of the Closing Date, execute and deliver to Title Company (i) the Assignment of Lease, (ii) the Bill of Sale, (iii) the Assignment of Contracts, (iv) a Certificate of Non-Foreign Status in accordance with section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder in the form of Exhibit G attached hereto; and (v) Seller’s Closing Certificate, and.

(c) Buyer shall date as of the Closing Date, execute and deliver to Title Company (i) the Assignment of Lease, (ii) the Assignment of Contracts, and (iii) Buyer’s Closing Certificate.

(d) Seller and Buyer shall each deliver to the Title Company such documentation regarding such party’s authorization to enter into and consummate this transaction as the Title Company may reasonably request.

(e) Buyer shall pay to Seller the Purchase Price for the Property in cash in immediately available funds in accordance with section 2.1 hereof.

8.2 Possession. Subject to the Lease, Seller shall transfer possession of the Property to Buyer on the Closing Date, including any keys and lock combinations. Seller shall, on the Closing Date, deliver to Buyer originals of (or, if no originals are available, copies of) the Lease, Service Contracts, and any other plans and specifications, certificates, licenses and approvals relating to the Property in the possession of Seller, which shall become the property of Buyer on the Closing Date. On the Closing Date, Seller shall send a letter to the Tenant under the Lease in the form attached hereto as Exhibit D notifying it that the Property has been sold to Buyer and directing it to pay future rent and other charges to Buyer at the address to be furnished by Buyer.

8.3 Closing Costs. Buyer and Seller shall pay the closing costs as set forth in the Summary of Certain Terms attached hereto and incorporated herein. All other closing costs shall be paid by Buyer and Seller in accordance with customary practice of Maricopa County, Arizona as determined by the Title Company.

8.4 Prorations. At least seven (7) days prior to the Closing, Seller shall provide to Buyer a draft proration schedule and information and verification reasonably necessary to support such prorations schedule. Buyer and Seller shall use best efforts to finalize as many items on such proration schedule as possible before the Closing. The items in subparagraphs (a) through (d) of this section 8.4 shall be prorated between Seller and Buyer based on the actual number of days in the applicable period, as of the end of day immediately preceding the Closing Date, with Seller being entitled to income and obligated for expenses attributable to the period prior to the Closing Date, and Buyer being entitled to the income and obligated for expenses attributable to the Closing Date and thereafter.

(a) Real Estate Taxes and Assessments. Seller or Buyer, as the case may be, shall be allocated real estate taxes and assessment installment payments (including, any assessments imposed by private covenant) applicable to Buyer’s period of ownership or applicable to Seller’s period of ownership, respectively, even if such taxes and assessment installment payments are not yet due and payable.

(b) Rent. Buyer shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under the Lease collected by or previously credited to Seller before the Closing that applies to any period after the Closing. Uncollected rent and other uncollected income shall not be prorated at the Closing. After the Closing, Buyer shall apply all rent and income collected by Buyer from the Tenant, first to all unpaid rent accruing after the Closing Date and then to arrearages in the reverse order in which they were due, remitting to Seller, after deducting any actual out-of-pocket collection costs, any rent properly allocable to Seller’s period of ownership. Buyer shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Buyer after the Closing that is owed to Seller shall be held in trust and remitted to Seller promptly after receipt. Seller agrees that, after Closing, it may not file suit against any tenant, but may pursue other collection measures.

(c) Service Contracts and Operating Expenses. Seller or Buyer, as the case may be, shall receive a credit for regular charges under the Service Contracts and for operating expenses, paid and applicable to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

(d) Utilities. Without duplication of the apportionment for operating expense pass-throughs, unreimbursed charges for assessments for sewer and water and other utilities, including charges for consumption of electricity, steam and gas and any other receipts or charges which Buyer has accepted hereunder, as applicable, shall be apportioned by Buyer and Seller within four (4) weeks after the Closing. Seller shall use reasonable efforts to have all meters read as close to, but before, the Closing as is feasible, and shall be responsible for amounts shown due by reason of such readings.

8.5 Post-Closing Adjustments. On or before December 31, 2005, Buyer shall prepare and present to Seller a calculation of the proration of operating expense pass-throughs and other items based upon the actual amount of such items charged to or received by the parties for their period of ownership or the best estimates thereof. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer’s calculation. Seller may inspect Buyer’s books and records related to the Property to confirm the calculation. Such adjusting payment shall be considered final and no additional post-Closing adjustment for any incorrect proration or adjustment shall be made.

8.6 Intentionally Omitted.

8.7 Tax-Deferred Exchange. If either party desires to effect an IRS tax-deferred exchange in connection with this transaction, the other party agrees to cooperate; provided, however, that the other party shall not incur additional cost, liability or delay, nor have to execute any deed as a result of such exchange. In particular, and without limiting the preceding sentence, Buyer may assign Buyer’s rights under this Agreement to an exchange facilitator, or subject to Seller’s prior written consent, to an affiliate or subsidiary of Buyer or an entity in which Buyer takes an ownership or membership interest before or simultaneously with Closing, and Seller will cause the Property to be deeded to that exchange facilitator or approved assignee at Closing.

ARTICLE 9

General

9.1 Notices. All notices and other communications under this Agreement shall be properly given only if made in writing and (i) mailed by certified mail, return receipt requested, postage prepaid, or (ii) delivered by hand (including messenger or recognized delivery, courier or air express service), or (iii) by facsimile (accompanied by telephonic notice) provided however, that if such communication is given via facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in items (i) or (ii) above, to the party at the address set forth in this section 9.1 or such other address as such party may designate by notice to the other party pursuant to this section 9.1. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt)

if mailed, on the date of such hand delivery if hand delivered, or on the date of facsimile confirmation (provided that the foregoing requirements in connection with such facsimile are satisfied). If any such notice or other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

(a) The address of Seller:

California Micro Devices Corp.

430 North McCarthy Boulevard #100

Milpitas, California 95035-5112

Attention: R. Gregory Miller

Telephone: (408) 934-3214

Facsimile: (408) 263-7846

with a copy to:

Pillsbury Winthrop LLP

50 Fremont Street

San Francisco, California 94105

Attention: Glenn Q. Snyder, Esq.

Telephone: (415) 983-1478

Facsimile: (415) 983-1200

The address of Buyer is:

Microchip Technology Incorporated

2355 West Chandler Boulevard

Chandler, AZ 85224-6199

Attention: Mr. Robert J. Lloyd

Telephone: (480) 792-7430

Facsimile: (480) 792-4203

with a copy to:

Microchip Legal Department

2355 West Chandler Boulevard

Chandler, AZ 85224-6199

Telephone: (480) 792-7200

Facsimile: (480) 792-4112

9.2 Attorneys’ Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based on this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees and expenses shall be included in and as a part of such judgment.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

9.4 Marketing. Between the Effective Date and the Closing or earlier termination of this Agreement, Seller shall not market the Property to third parties including, without limitation, accepting any so-called “backup offers” or the like providing for the sale of the Property to a third party in the event the transaction contemplated by this Agreement terminates without Closing.

9.5 Construction. Seller and Buyer acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.

9.6 Terms Generally. The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, corporations, partnerships, limited liability companies, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written.”

9.7 Further Assurances. From and after the date of this Agreement, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.

9.8 Partial Invalidity. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

9.9 Waivers. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

9.10 Miscellaneous. The Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made a part of this Agreement. Neither Seller nor Buyer shall make any public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other, unless any such announcement is reasonably necessary to comply with applicable law. Buyer shall not assign or transfer this Agreement, or any interest in or part of this Agreement, without the prior consent of Seller. No such assignment or transfer shall release Buyer from any obligation or liability under this Agreement. Subject to the foregoing, this Agreement shall benefit and bind Seller and Buyer and their respective personal representatives, heirs, successors and assigns. Time is of the essence of this Agreement. This Agreement may be executed in counterparts and by facsimile transmission, each of which shall be an original, but all of which shall constitute one and the same Agreement. This Agreement may not be amended or modified except by a written agreement signed by Seller and Buyer. This Agreement constitutes the entire and integrated agreement between Seller and Buyer relating to the purchase and sale of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the sale of the Property. Signatures to this Agreement transmitted by facsimile shall be valid and effective to bind the party so signing.

[Signature Page to Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.

SELLER:

CALIFORNIA MICRO DEVICES CORP., a California corporation

Date:

By:
Name:
Title:

BUYER:

MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation

Date:

By:
Name:
Title:

23

Title Company acknowledges receipt of the Deposit in the amount of Fifty Thousand Dollars ($50,000) and a copy of this Agreement executed by both Buyer and Seller.

Dated: May , 2005	CHICAGO TITLE INSURANCE COMPANY

By
Its

24

EXHIBIT A

DEED

When recorded return to:

Microchip Legal Department

2355 West Chandler Boulevard

Chandler, AZ 85224-6199

SPECIAL WARRANTY DEED

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CALIFORNIA MICRO DEVICES CORP., a California corporation (“Grantor”), hereby grants, sells and conveys to                     , a                      (“Grantee”), that real property located in Maricopa County, Arizona and legally described on Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, structures, improvements machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (the “Property”).

SUBJECT TO: current taxes not yet due and payable, and those matters described on Exhibit B attached hereto and incorporated herein by this reference.

Notwithstanding any warranty which may otherwise be implied from the use of any word, phrase or clause herein, Grantor warrants title to the Property, subject to the matters referred to above, only against its own acts, but not the acts of any others.

DATED as of this     th day of                     , 2005.

CALIFORNIA MICRO DEVICES CORP., a California corporation

By:
Name:
Title:

Exhibit A

STATE OF	)
)
County of	)

The foregoing instrument was acknowledged before me this      day of                     , 2005 by                                                                  , the                                                               of California Micro Devices Corp., a California corporation, on behalf of the corporation.

Notary Public

My Commission Expires:

26 Exhibit A

Exhibit A

Legal Description

All of the real property in the County of Maricopa, State of Arizona, described as follows:

Exhibit A

Exhibit B

Permitted Exceptions

Exhibit A

EXHIBIT B

BILL OF SALE

For valuable consideration, receipt of which is acknowledged, CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), hereby sells, assigns, transfers and delivers to                     , a                      (“Buyer”), all of the personal property, tangible or intangible, owned by Seller and relating to or used in connection with the operation of the real property described on Exhibit 1 attached hereto but excluding those items described in Exhibit 2 attached hereto (the “Personal Property”). Seller warrants that the Personal Property is free and clear of any encumbrance or adverse claim of any person whomsoever.

EXCEPT AS EXPRESSLY STATED HEREIN, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PERSONAL PROPERTY THAT HAS BECOME ANY BASIS OF THIS BARGAIN, AND FURTHER, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PERSONAL PROPERTY THAT WOULD CONFORM TO ANY SUCH AFFIRMATION OR PROMISE. SELLER DISCLAIMS ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WHATEVER WITH RESPECT TO THE PERSONAL PROPERTY. THE PERSONAL PROPERTY IS SOLD ON AN “AS IS” BASIS.

Dated:                     , 2005

SELLER:

CALIFORNIA MICRO DEVICES CORP.,
a California corporation

By:
Name:
Title:

Exhibit B

EXHIBIT C

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASES, made as of                     ,         , by and between CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), and                    , a                      (“Buyer”),

W I T N E S S E T H:

For valuable consideration, receipt of which is acknowledged, Seller and Buyer agree as follows:

1. Assignment and Assumption.

(a) Seller hereby assigns and transfers to Buyer all right, title and interest of Seller in, to and under the lease (the “Lease”) described in Exhibit 1 attached hereto and made a part hereof.

(b) Buyer hereby accepts the foregoing assignment, and assumes and agrees to perform all of the covenants and agreements in the Lease to be performed by the landlord thereunder that arise or accrue from and after the date of this Assignment.

2. Indemnification.

(a) Seller shall indemnify and defend Buyer against and hold Buyer harmless from, for and against all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Seller to perform the obligations of the landlord under the Lease before the date of this Assignment.

(b) Buyer shall indemnify and defend Seller against and hold Seller harmless from, for and against all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Buyer to perform the obligations of the landlord under the Lease on or after the date of this Assignment.

3. Further Assurances. Seller and Buyer agree to execute such other documents and perform such other acts as may be reasonably necessary or proper and usual to effect this Assignment.

4. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Arizona.

Exhibit C

5. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective personal representatives, heirs, successors and assigns.

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first hereinabove written.

SELLER:

CALIFORNIA MICRO DEVICES CORP.,
a California corporation

By:
Name:
Title:

BUYER:

Exhibit C

Exhibit 1

Exhibit C

EXHIBIT D

TENANT NOTICE LETTER

                    , 2005

[Name and Notice Address of Tenant]

___________________________________________

___________________________________________

RE:	Notice of Change of Ownership of

[address]

Dear [Name of Tenant Contact] :

You are hereby notified as follows:

(1)	That as of the date hereof, [name of Owner] has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property, (the “Property”) to [name of Purchaser] (the “New Owner”).

(2)	Future rental payments with respect to your lease premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

___________________________________________

___________________________________________

___________________________________________

___________________________________________

(3)	Your security deposit in the amount of $ has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

We have appreciated the opportunity to work with you over the years.

Very truly yours,

[entity]

By

Exhibit D

EXHIBIT E

SELLER’S CLOSING CERTIFICATE

For valuable consideration, receipt of which is acknowledged, CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), hereby certifies to                     , a                      (“Buyer”), that all representations and warranties made by Seller in section 5.1 of the Purchase Agreement (the “Purchase Agreement”) dated May     , 2005, between Seller and Buyer are true and correct on and as of the date of this Certificate except for any changes in the list of Contracts from Schedule 3 attached to the Purchase Agreement. This Certificate is executed by Seller and delivered to Buyer pursuant to the Purchase Agreement.

Dated:                     , 2005.

SELLER:

CALIFORNIA MICRO DEVICES CORP., a California corporation

By:
Name:
Title:

Exhibit E

EXHIBIT F

BUYER’S CLOSING CERTIFICATE

For valuable consideration, receipt of which is acknowledged,                     , a                      (“Buyer”), hereby certifies to CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), that all representations and warranties made by Buyer in section 5.2 of the Purchase Agreement (the “Purchase Agreement”) dated May     , 2005, between Seller and Buyer are true and correct on and as of the date of this Certificate. This Certificate is executed by Buyer and delivered to Seller pursuant to the Purchase Agreement.

Dated:                     , 2005.

BUYER:

Exhibit F

EXHIBIT G

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller is not a disregarded entity as defined in Income Tax Regulations section 1.1445-2(b)(2)(iii).

3. Seller’s U.S. employer identification number is                     ; and

4. Seller’s office address is 430 North McCarthy Boulevard #100, Milpitas, California 95035-5112..

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated:                             .

CALIFORNIA MICRO DEVICES CORP., a California corporation

By:
Name:
Title:

Exhibit G

EXHIBIT H

TENANT ESTOPPEL CERTIFICATE

This Tenant Estoppel Certificate (“Certificate”), dated as of                     , 2005, is executed by Hohokam III Developers, LLC (“Lessee”) in favor of Microchip Technology Incorporated, a                      corporation (“Buyer”), and California Micro Devices Corp., a California corporation (“Lessor”).

RECITALS

A. Buyer and Lessor have entered into a Purchase Agreement and Escrow Instructions dated as of May     , 2005 (“Purchase Agreement”), whereby Buyer has agreed to purchase the improved real property located at 2000 West 14th Street, Tempe, Arizona (“Property”).

B. Lessee and Lessor have entered into a lease agreement dated as of January 9, 1999 for the premises described below.

C. In connection with the Purchase Agreement, Lessor and Buyer have requested that Lessee execute this Certificate for the benefit of Buyer and Lessor.

Lessee certifies, warrants, and represents to Buyer and Lessor as follows:

1. Lessee. Lessee is the lessee of the premises described below (“Leased Premises”), pursuant to a lease agreement, a correct copy of which is attached (together with all addenda, supplements and amendments) as Exhibit “A” (the “Lease”).

2. Leased Premises. The Leased Premises consist of 114 parking spaces at the Property.

3. Full Force of Lease. As of the date of this Certificate, the Lease is in full force and effect, has not been terminated, and is enforceable in accordance with its terms.

4. Complete Agreement. The Lease constitutes the complete agreement between Lessor and Lessee for the Leased Premises and the Property.

5. Acceptance of Leased Premises. Lessee has accepted and is currently occupying the Leased Premises.

6. Lease Term. The term of the Lease commenced on              [date] and ends on              [date], subject to the following options to extend:                      [Describe any options; if none, state “none”].

7. Purchase Rights. Lessee has no option, right of first refusal, right of first offer, or other right to purchase all or any portion of the Leased Premises or all or any portion of the Property, except as follows:              [Describe any purchase rights that exist; if none, state “none”].

Exhibit H

8. Rights of Lessee. Except as expressly stated in the Lease, Lessee: (a) has no right to renew or extend the term of the Lease; (b) has no option or other right to purchase all or any part of the Leased Premises or all or any part of the Property; (c) has no right, title, or interest in the Leased Premises, other than as Lessee under the Lease.

9. Rent. The monthly rent currently payable under the Lease is              Dollars ($            ), subject to the following adjustments:                      [Describe any adjustments; if none state “none”].

10. Security Deposit. The amount of Lessee’s security deposit held by Lessor under the Lease is              Dollars ($            ).

11. Lessee Default. There is no existing default or claimed default by Lessee under the Lease. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Lessee under the Lease.

12. Hazardous Materials. To the best of Lessee’s knowledge, its use, maintenance and operation of the Leased Premises complies with, and will at all times comply with all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters. Lessee does not and will not engage in any activity which would involve the use of the Leased Premises for the storage, generation, use, treatment, transportation or disposal of any chemical, material or substance that is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the other occupants and tenant’s of the Property.

Lessee makes this Certificate, with the knowledge that it will be relied on by Buyer under the Purchase Agreement, as of the date first written above.

LESSEE:

Hohokam III Developers, LLC

By
Its

Exhibit H

Exhibit “A”

[Attach Lease and all Amendments]

Exhibit H

Schedule 1

Title Commitment

Schedule 1

Schedule 2

Excluded Personal Property

Two (2) photocopier machines and “sputter” machine

Schedule 2

Schedule 3

Service Contracts

None.

Schedule 3

Schedule 4

List of Building, Engineering and Environmental Reports

A Limited Phase II environmental condition report dated as of February 9, 2005 prepared by Kary Environmental Services, Inc (the “Limited Phase II Report”)

Schedule 4

Schedule 5

Seller Disclosures

The exhaust ducting in the clean room contains residues of hazardous materials used in Seller’s processing.

Schedule 5

FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to Purchase Agreement is entered into as of June     , 2005 by and between CALIFORNIA MICRO DEVICES CORP., a California corporation (“Seller”) and MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (“Buyer”).

RECITALS

A. WHEREAS, Buyer and Seller previously entered into that certain Purchase Agreement dated as of May 20, 2005 (the “Purchase Agreement”) whereby Seller agreed to sell and Buyer agreed to buy certain real property commonly known as 2000 W. 14th Street, Tempe, Arizona, as more particularly described in the Purchase Agreement (the “Property”).

B. WHEREAS, Buyer and Seller desire to enter into this Amendment to amend the terms of the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements hereinafter set forth, it is agreed by and between the parties as follows:

1. Incorporation of Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement.

2. Approval Period. The Approval Period as set forth in the Purchase Agreement is hereby amended such that the Approval Period shall expire at 5 p.m., Pacific Standard Time, on June 24, 2005.

3. Closing Date. The Closing Date as set forth in the Purchase Agreement is hereby amended such that the Closing Date shall be no later than June 28, 2005.

4. Buyer’s Corrective Actions. In a letter to Seller dated June 6, 2005, a copy of which is attached hereto as Exhibit A (the “Corrections Letter”), Buyer requested that Seller perform certain corrective work at the Property prior to the Closing. Seller hereby covenants and agrees that it shall perform the item listed as item 1 as set forth under the “Missing Equipment” portion of the Corrections Letter. Seller shall not undertake to perform the item listed as item 2 as set forth under the “Missing Equipment” portion of the Corrections Letter, and Buyer agrees and acknowledges that Seller shall not perform such work. Seller hereby covenants and agrees that it shall perform those items listed as items 1 through 19 (inclusive) of the “Requested Corrections” set forth in the Corrections Letter on or prior to the Closing Date. Furthermore, Seller hereby covenants and agrees that it shall complete the work described in item 20 of the “Requested Corrections” set forth in the Corrections Letter (the “Well Closure Work”, as more particularly described in Paragraph 5(a) below) as soon as reasonably possible after the Closing Date, but no later than August 31, 2005. If, in Buyer’s reasonable and sole discretion, Seller has not completed the Well Closure Work by August 31, 2005, then Buyer may complete such work or have such work completed by a third party, and Seller shall reimburse Buyer for Buyer’s reasonable expenses actually incurred by Buyer with respect thereto in an amount not to exceed Ten Thousand Dollars ($10,000). Seller’s payment shall be due within thirty (30) days of receipt of Buyer’s written request for reimbursement.

1

5. Seller’s Post-Closing Access to the Property to Perform the Well Closure Work.

(a) After the Closing Date, Buyer agrees to allow Seller and its agents and employees access to the Property for the purpose of closing three (3) groundwater monitoring wells on the Property along 14th Street, for which ownership has not been determined, subject to the terms and conditions contained herein.

(b) Seller acknowledges and agrees that any and all Well Closure Work shall be conducted in a manner not disruptive to tenants or to the operation of the Property.

(c) Seller shall maintain, and shall ensure that its contractors, agents and third parties under its control maintain, public liability and property damage insurance from a licensed insurance company insuring Seller and its representatives against any liability arising out of any entry onto the Property pursuant to the provisions hereof. Such insurance maintained by Seller (and Seller’s agents) shall be in the amount of Two Million Dollars ($2,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. Any policy maintained by Seller (and Seller’s agents) shall (i) insure the contractual liability of Seller covering Buyer, (ii) name Buyer (and its successors and assigns) as additional insureds, (iii) contain a cross-liability provision, (iv) contain a provision that the insurance provided by Seller hereunder shall be primary and noncontributing with any other insurance available to such Buyer, and (v) be in form and substance adequate to insure against all liability of Seller and its agents arising out of any entry onto the Property pursuant to this Agreement. Seller shall provide Buyer with evidence of such insurance coverage prior to performing the Well Closure Work.

(d) All activities undertaken in connection with the Well Closure Work shall comply in all respects with applicable laws and regulations. The Well Closure Work shall be at Seller’s sole cost and expense, and Seller agrees to use its best efforts to keep the Property free and clear of any liens that may arise as a result thereof, and to remove or bond over any such liens within ten (10) days after Seller becomes aware of the same.

(e) Seller hereby indemnifies and agrees to defend and hold harmless Buyer and Buyer’s partners, employees, licensees, contractors, agents and invitees (individually, each a “Buyer Party” and collectively, “Buyer Parties”) for, from and against any and all obligations, losses, injuries, damages, claims, liens, costs, expenses, demands, liabilities, penalties and investigation costs, including reasonable attorneys’ fees and costs (collectively, “Claims”), incurred in connection with or arising out of or in any way connected with (a) any entry on the Property by Seller or any of Seller’s representatives, employees, agents, consultants or contractors, or (b) the gross negligence or willful misconduct of Seller or its representatives, employees, agents, consultants or contractors in connection with the Well Closure Work.

6. Purchase Agreement in Full Force and Effect. Except as provided above, the Purchase Agreement is unmodified hereby and remains in full force and effect.

7. Facsimile Deemed Original. This Amendment may be executed and distributed by facsimile and a copy of this Amendment executed and distributed by facsimile shall be deemed an original for all purposes.

2

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Arizona.

3

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

SELLER:

CALIFORNIA MICRO DEVICES CORP., a California corporation

By:
Name:
Title:

BUYER:

MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation

By:
Name:
Title:

4

EXHIBIT A

1